Exhibit 23.4

September 9, 2021

Boards of Directors

15 Beach, MHC CFSB Bancorp, Inc.

Colonial Federal Savings Bank

15 Beach Street

Quincy, Massachusetts 02170

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1 and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus of CFSB Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

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